Exhibit 23.1

14241 Dallas Parkway, Suite 1100 | Dallas, TX 75254-2961 972.702.8262 | Fax 972.702.0673 | bkd.com

Consent of Independent Auditor

We consent to the inclusion in Merit Life Insurance Co.’s Registration Statement on Form S-1 (Registration Statement) of our report dated June 2, 2020, on our audits of the statutory financial statements of Merit Life Insurance Co. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, which report is included in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Dallas, Texas

October 2, 2020